SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 5 to Form 8-A Originally Filed on August 5, 2002)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SYBASE, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	94-2951005
(State of Incorporation or Organization)	(IRS Employer Identification No.)

One Sybase Drive, Dublin CA	94568
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
none
(Title of Class)
none
(Title of Class)

          This Form 8-A/A amends and supplements the Registration Statement on Form 8-A filed by Sybase, Inc. (the “Company”) with the Securities and Exchange Commission on August 5, 2002.
Item 1. Description of Registrant’s Securities to be Registered.
     Item 1 of the Form 8-A is hereby amended and supplemented by adding the following after the last paragraph:
          On May 12, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, SAP America, Inc., a Delaware corporation (“Parent”) and Sheffield Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser has agreed to commence a cash tender offer to acquire all of the shares of the Company’s common stock (the “Offer”) for a purchase price of $65.00 per share, net to the holders thereof, in cash (the “Offer Price”).
          Following the consummation of the Offer, the Merger Agreement provides that Purchaser will merge with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of the Parent. The consummation of the Merger is subject to certain closing conditions, including approval by the Company’s stockholders, if required.
          The Company has granted to Parent and Purchaser an irrevocable option (the “Top-Up Option”) under the Merger Agreement to purchase, following the consummation of the Offer and subject to certain conditions and limitations, newly issued shares of the Company’s common stock, up to the total number of its authorized but unissued shares, equal to the number of shares that, when added to the number of shares of the Company’s common stock owned by Parent and Purchaser immediately following the consummation of the Offer, shall equal one share more than 90% of the shares of the Company’s common stock then outstanding (calculated on a fully diluted basis in accordance with the Merger Agreement).
          Prior to the execution of the Merger Agreement, the Company and American Stock Transfer and Trust Company (the “Rights Agent”) entered into an amendment (the “Rights Agreement Amendment”) to the Preferred Stock Rights Agreement dated as of July 31, 2002, as amended as of February 14, 2005 (as so amended, the “Rights Agreement”), in order to, among other things, render the rights therein inapplicable to each of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the announcement, commencement and consummation of the Offer, (iii) the consummation of the Merger, (iv) the acceptance for payment and purchase or exchange of shares of the Company’s common stock pursuant to the Merger Agreement, including without limitation, in connection with the Offer, the Merger or the exercise of the Top-Up Option, (v) the announcement of the Merger Agreement or the Merger or (vi) the announcement or consummation of any other transactions contemplated by the Merger Agreement (collectively, the “Contemplated Transactions”).
     In particular, the Rights Agreement Amendment provides that neither Parent nor any of its affiliates or associates shall be deemed to be an Acquiring Person, and neither a Shares Acquisition Date nor a Distribution Date shall be deemed to have occurred, and no holder of any Rights shall be entitled to exercise such Rights under the Rights Agreement, in any such case, as a result of the Contemplated Transactions.
     The Rights Agreement will automatically be terminated and all outstanding Rights will expire immediately prior to the effective time of the Merger.
     The Rights Agreement Amendment is filed herewith as an exhibit and is hereby incorporated by reference. The foregoing description of the Rights Agreement Amendment is not complete and is qualified in its entirety by reference to the Rights Agreement Amendment. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Rights Agreement, as amended.

Item 2. Exhibits
1.	Rights Agreement dated as of July 31, 2002 between Sybase, Inc. and American Stock Transfer and Trust Company, as rights agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 5, 2002, and incorporated herein by reference)

2.	Amendment No. 1 dated as of February 14, 2005 to Rights Agreement between Sybase, Inc. and American Stock Transfer and Trust Company, as rights agent (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed February 17, 2005, and incorporated herein by reference)

3.	Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Sybase, Inc. (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and incorporated herein by reference)

4.	Amendment No. 2 to Preferred Stock Rights Agreement dated as of May 12, 2010 between Sybase, Inc. and American Stock Transfer and Trust Company, as rights agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 13, 2010, and incorporated herein by reference)

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SYBASE, INC.

Date: May 13, 2010	By:	/s/ Daniel R. Carl
Daniel R. Carl
Vice President and General Counsel